Exhibit 10.25

[***] CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

gOVERNMENT FIELD CROSS LICENSE AGREEMENT

THIS GOVERNMENT FIELD CROSS LICENSE AGREEMENT (this “Agreement”), is entered into as of July 1, 2013 (the “Effective Date”), by and between Ekso Bionics, Inc. (“Ekso”) a Delaware corporation with address of 1414 Harbour Way S, Suite 1201, Richmond, CA 94804 (“EB”), and Lockheed Martin Corporation, a Maryland corporation with address of 5600 Sand Lake Road, Orlando, FL 32819 acting through its Missiles and Fire Control business (“LM”) (each individually, a “Party” and collectively, the “Parties”):

A. WHEREAS, EB is the owner of, or otherwise has the right to license, the EB Licensed Patents and EB Field Technology, as defined herein.

B. WHEREAS, LM is the owner of, or otherwise has the right to license, the LM Licensed Patents and LM Field Technology, as defined herein.

C. WHEREAS, EB (which at such time was known as “Berkeley Exotech, Inc. dba Berkeley Bionics”) and LM previously entered into a License Agreement effective January 8, 2009, as amended (the “Prior License Agreement”), and the Parties now wish to enter into this Agreement, a commercial license agreement (the “Commercial License Agreement”) and a medical license agreement concurrently in order to replace and supersede the Prior License Agreement.

D. WHEREAS, EB and LM have also previously entered into a Strategic Cooperation Agreement dated June 2011 (the “Strategic Cooperation Agreement”), and wish to cause the Strategic Cooperation Agreement to continue in effect in accordance with Section 12.2 herein.

E. WHEREAS, each Party desires to receives rights to the other Party’s Licensed Patents and Field Technology pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and sufficient consideration and based upon their mutual covenants contained herein, the parties hereby agree as follows:

1.                  Definitions.

1.1.            “Affiliate” means with respect to either Party, a particular person, corporation, or any other entity that controls the Party, is controlled by the Party, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of a party or entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such party or entity, or by contract or other means.

1.2.            “Business Combination” means an acquisition by a non-Affiliated third-party of (i) a Party (by merger or otherwise) or (ii) all or substantially all of a Party’s assets.

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1.3.            “Co-Exclusive” means each Party and its Affiliates, and only each Party and its Affiliates, have the co-exclusive right to exercise the EB Licensed Patents and the EB Field Technology in the Government Field.

1.4.            “Co-Exclusive Term” means the period commencing on the Effective Date of this Agreement and expiring December 31, 2017, unless earlier terminated pursuant to Section 2.1(a)(ii).

1.5.            “Collaboration Term” means the shorter of (i) the Term of this Agreement or (ii) the period commencing on the Effective Date and ending upon the date that LM’s exclusive license under this Agreement converts to a non-exclusive license (if such event occurs).

1.6.            “Commercial Diligence Commitments” mean the MAR Commitment and the Sales & Marketing Commitment.

1.7.            “Commercial Field” means any and all applications of anthropomorphic exoskeleton technology, other than applications falling within the Medical Field or the Government Field.

1.8.            “Control” or “Controlled” means, with respect to any technology or right, the possession by a Party or its Affiliates, whether by ownership or otherwise, of the ability to grant to the other Party access and/or a license or sublicense as provided herein without violating any third party rights or the terms of any agreement with any third party and without thereby causing any royalties or other payments to be payable by the granting Party or its Affiliates; provided, however, that if after the Effective Date a Party undergoes a Business Combination, then and thereafter for purposes of applying this definition, the technology and other rights Controlled by such Party shall not include any technology or rights owned or controlled by the third party or third parties involved in such Business Combination or any of their respective Affiliates, other than the acquired Party and its direct and indirect subsidiaries. Notwithstanding the foregoing, the technology and rights licensed to EB under the University of California Berkeley Licenses shall be deemed to be Controlled by EB.

1.9.            “EB Developments” mean any invention, improvement, method, process, software, or other technology or material that EB or its predecessor or subcontractors developed, or develops in the future, on behalf of LM or that EB otherwise delivered or delivers to LM.

1.10.        “EB Field Technology” means (i) the EB Licensed Software, (ii) all trade secrets and know how Controlled by EB at any time during the Collaboration Term to the extent related to, or useful with respect to, the Government Field, including without limitation methods, processes, materials, formulations, and techniques, whether or not patentable or reduced to practice and whether now existing or hereafter developed or acquired, and (iii) any and all intellectual property rights in and to the foregoing.

1.11.        “EB Licensed Patents” any and all existing or future issued patents worldwide now or hereafter Controlled by EB at any time during the Collaboration Term that cover any invention, improvement, or technology, or any use, sale, manufacture, or importation thereof, in the Government Field.

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1.12.        “EB Licensed Products” means products, processes, or services the manufacture, use, sale, offer for sale, import, disclosure, reproduction, distribution, public display, public performance, or derivative works of which would in the applicable jurisdiction, in the absence of the licenses granted under this Agreement, misappropriate, infringe upon, or constitute contributory infringement of, any LM Licensed Patents or LM Field Technology.

1.13.        “EB Licensed Software” means the proprietary software developed by EB during the Collaboration Term relating to the operation of anthropomorphic exoskeleton systems within the Government Field, including but not limited to the EB Software Improvements.

1.14.        “EB Licensed Trademark” means the following registered trademark: Hulc™

1.15.        “EB Products” means products, processes, or services that are not EB Licensed Products and for which, absent a license from EB, a third-party’s manufacture, use, sale, offer for sale, import, disclosure, reproduction, distribution, public display, public performance, or derivative works of which would in the applicable jurisdiction misappropriate, infringe upon, or constitute contributory infringement of, any EB Licensed Patents or EB Field Technology.

1.16.        “EB Software Improvements” means any and all improvements and derivative works that EB makes to the EB Licensed Software that relate to the operation of anthropomorphic exoskeleton systems within the Government Field.

1.17.        “End Customer” means a customer that is not affiliated to a Party that purchases and uses a Licensed Product.

1.18.        “Exclusive Term” means any period during the Term that is neither the Co-Exclusive Term nor the Non-Exclusive Term.

1.19.        “Field Technology” means the EB Field Technology or LM Field Technology, as the context requires.

1.20.        “Government Field” means applications of anthropomorphic exoskeleton technology that are (a) designed to augment the strength and endurance of able-bodied individuals and (b) marketed and sold solely for end-user customers who are departments or agencies within the United States federal government or the national government of any foreign country, other than (i) the United States Department of Veterans Affairs or (ii) any other department or agency that has as one of its primary functions owning or operating hospitals or other healthcare facilities.

1.21.        “Government Grant Process” means the application for and receipt of government financial assistance instruments for the purpose of funding the advancement of exoskeleton technology.  Examples include research, grant, or SBIR programs.

1.22.        “LM Developments” means any and all invention, method, process, software, or other technology or material that LM or its subcontractors on behalf of LM have previously developed or hereafter develop, or that LM Controls, that are improvements, enhancements, modifications, or derivative works of, or are otherwise based upon, in whole or in part, the EB Developments or EB Field Technology

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1.23.        “Licensed Products” means the EB Licensed Products, EB Products, or LM Licensed Products, as the context requires.

1.24.        “LM Field Technology” means (i) all trade secrets and know how in the LM Developments and those EB Developments Controlled by LM, including without limitation methods, processes, materials, formulations, and techniques, whether or not patentable or reduced to practice and whether now existing or hereafter developed or acquired, and (ii) any and all intellectual property rights in and to the foregoing.

1.25.        “LM Licensed Patents” means any and all existing or future issued patents worldwide now or hereafter Controlled by LM at any time during the Collaboration Term that cover any LM Developments or EB Developments or any use, sale, manufacture, or importation thereof.

1.26.        “LM Licensed Products” means products, processes, or services the manufacture, use, sale, offer for sale, import, disclosure, reproduction, distribution, public display, public performance, or derivative works of which would in the applicable jurisdiction, in the absence of the licenses granted under this Agreement, misappropriate, infringe upon, or constitute contributory infringement of, any EB Licensed Patents or EB Field Technology.

1.27.        “MAR” means minimum annual royalty.

1.28.        “MAR Commitment” has the meaning set forth in Exhibit B.

1.29.        “Net Selling Price” means [***].

1.30.        “Non-Exclusive Term” means the period commencing after the Government License converts to non-exclusive in accordance with Section 2.1(a) (if such event occurs) and expiring upon termination of this Agreement.

1.31.        “Royalties” means any royalties paid pursuant to Section 3.1 herein.

1.32.        “Sales & Marketing Commitment” means the commercial diligence obligations set forth in Exhibit C.

1.33.        “Sublicense Agreement” means any agreement that grants a sublicense in any tier to the rights licensed under this Agreement to a Sublicensee.

1.34.        “Sublicensee” means any third-party that receives a sublicense from a Party or a Sublicensee in accordance with Section 2.3.

1.35.        “Sublicensing Revenues” means any and all upfront fees, milestone fees, and other consideration received by a Party or its Affiliates to the extent attributable to the grant or maintenance by a Party or its Affiliates of a sublicense of or under any licenses held hereunder by such Party, except that the following shall not be included in Sublicensing Revenues: royalties or other contingent payments based on sales that would be included in the calculation of Net Selling Price; bona fide, non-contingent portion of the price of Licensed Products; bona fide equity investments at the then-current market value; support or other funding to the extent directed at the further development of one or more Licensed Products under forward-looking, defined research or development budgets; and any amounts received pursuant to the Government Grant Process.

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1.36.        “Term” has the meaning defined in Section 5.1.

1.37.        “University of California Berkeley Licenses” means the Exclusive License Agreements dated Nov 15, 2005 between Ekso and Regents of University of California dated November 15, 2005 and July 14, 2008.

1.38.        “Model” means the initial model of a Licensed Product and any updated or modified versions of such Licensed Product except any such versions that includes a substantial change, where a substantial change is one in which the Licensed Product: (a) has new functionality; (b) has a new subsystem; (c) has been upgraded for obsolescence; (d) has a change required by the end-user customer;  (e) has a technical modification that results in a price increase; or (f) has a substantial change as agreed to by the parties.

2.                  License Grants.

2.1.            License to LM.

(a)                Technology License.

(i)                 Subject to the terms and conditions of this Agreement, EB hereby grants to LM a non-transferable (except in accordance with Section 12.1), worldwide, royalty-bearing, right and license, under the EB Licensed Patents and the EB Field Technology, to make, have made, use, sell, offer for sale, import, reproduce, and distribute, and create derivative works for, any and all LM Licensed Products in the Government Field (the “Government License”).

(ii)               The Government License will be Co-Exclusive during the Co-Exclusive Term, and thereafter will be exclusive, including with respect to EB; provided, however, that: (i) the Government License will convert to a non-exclusive license upon written notice from EB to LM if, for any calendar year during the Term, LM fails to meet either or both of the Commercial Diligence Commitments; and (ii) EB will not be restricted at any time from engaging in the Government Grant Process.

(b)               Trademark License. Subject to the terms and conditions of this Agreement, EB hereby grants to LM a non-exclusive, non-transferable (except in accordance with Section 12.1), worldwide, right and license to use the EB Licensed Trademarks for purposes of marketing, promoting, and branding LM Licensed Products in the Government Field.

(c)                Software Requirements and Restrictions.

(i)                 LM’s rights to the EB Software are subject to the following restrictions and requirements: (i) LM may create derivative works of the EB Software solely for purposes of creating software to control, and/or to be embedded on the hardware of, LM Licensed Products; (ii) LM may distribute, without the prior written consent of EB, the EB Software to end-users in object code form solely as embedded on the hardware of LM Licensed Products; (iii) any license for EB Licensed Software that is on LM Licensed Products will be granted pursuant to an end-user license agreement that protects EB’s rights at least to the extent set forth in this Agreement (the “LM EULA”). The Parties agree that EB is an intended beneficiary of the LM EULA, and will be identified as such in each LM EULA, and that EB may enforce its terms in the LM EULA against licensed end users, but only after first notifying LM of its intent to do so.

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(ii)               LM shall not, without EB’s prior written consent, use, combine with or incorporate into the EB Software or derivative works thereof with any third party materials that would require the EB Software (or derivative works thereof) (in whole or part) to be licensed under Open Source Terms.  “Open Source Terms” means license terms which require, as a condition of the use, modification or distribution of a licensed work, or other works incorporated into, derived from or distributed with such works, any of the following: (i) making the source code for the work available to others; (ii) granting permission for others to create derivative works based on the work; or (iii) granting others a royalty-free license under the intellectual property rights in the work.

2.2.            License to EB.

(a)                Subject to the terms and conditions of this Agreement, LM hereby grants to EB, solely during the Co-Exclusive Term and any Non-Exclusive Term (and during the Exclusive Term solely if authorized pursuant to Section 2.2(b)), a non-exclusive, non-transferable (except in accordance with Section 12.1), worldwide, royalty-bearing, right and license under the LM Licensed Patents and the LM Field Technology, to make, have made, use, sell, offer for sale, import, reproduce, and distribute, and create derivative works for, any and all EB Licensed Products in the Government Field.

(b)               EB shall have no right to exercise the EB Licensed Patents, EB Field Technology, LM Licensed Patents, or LM Field Technology in the Government Field during the Exclusive Term without the prior written consent of LM. If LM does not provide written rejection within thirty (30) days of LM’s receipt of EB’s written request for consent to exercise any such rights in the Government Field, then: (i) such consent is deemed provided, and (ii) EB is not restricted from using the EB Licensed Patents or EB Field Technology, and is authorized to use the LM Field Technology and LM Licensed Patents pursuant to the license in Sections 2.2(a) and 2.3, consistent with the scope of use described in such EB written request.

2.3.            Sublicenses.

(a)                Each Party shall have the right to sublicense the rights granted to such Party in Section 2.1 and 2.2 through multiple tiers in its sole discretion, provided that the sublicensing Party will provide written notice to the other Party for each sublicense granted.

(b)               Neither Party shall enter into any Sublicense Agreement unless (i) the Sublicensee is authorized in accordance with this Agreement, and (ii) the terms of the Sublicense Agreement are not inconsistent in any respect with the terms of this Agreement. Each Party shall remain responsible for its obligations under this Agreement, and shall ensure that each of its Sublicense Agreements: (a) contains terms and conditions requiring the Sublicensee to comply with the applicable terms and conditions under this Agreement (including the provisions of Section 2.1(c), this Section 2.3(b), access to and disclosure of the other Party’s Proprietary Information (as defined in Section 7) is consistent with Section 7, obligations on Sublicensee for indemnification substantially similar to those contained in Section 9, disclaimers, exclusions of warranties, and limitations of remedies and damages substantially similar to those contained in Section 10, and Sections 12.10 and 12.11.

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(c)                Each Party will be liable hereunder for conduct of its Sublicensees that breaches or otherwise conflicts with the terms of this Agreement. Each Party agrees that the other Party will be an intended beneficiary of any sublicense and will be identified as such in each Sublicense Agreement. A Party will not exercise its right as a third party beneficiary to enforce another Party’s sublicense without first notifying the other Party.

2.4.            Reservation of Rights. Nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise, upon any Party licensed hereunder, any license or other right under any patent, copyright, trade secret, trademark or other intellectual property right except the licenses, covenants, immunities, and other rights expressly granted hereunder.

3.                  Payment.

3.1.            Royalties.

(a)                LM Royalties. LM will pay the royalties to EB equal to the applicable Royalty Rate (as described in Exhibit A) as applied to the Net Selling Price for LM Licensed Products that are sold or Otherwise Disposed Of (as defined in Section 1.29) by LM, its Affiliates and Sublicensees.

(b)               EB Royalties. EB will pay the royalties to LM equal to the applicable Royalty Rate (as described in Exhibit A) as applied to the Net Selling Price for: (i) EB Products sold or Otherwise Disposed Of in the Government Field by EB, its Affiliates and Sublicensees during the Co-Exclusive Term; (ii) EB Products authorized pursuant to Section 2.2(b) sold or Otherwise Disposed Of in the Government Field by EB, its Affiliates and Sublicensees during the Exclusive Term; and (iii) EB Licensed Products licensed hereunder that are sold or Otherwise Disposed Of by EB, its Affiliates and Sublicensees.

(c)                Basis for Royalty Rates. The Parties expressly acknowledge and confirm that they have knowingly negotiated and structured the Royalty Rates and other payment terms for their mutual convenience. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the Royalty Rates and other payment terms set forth herein reflect the Parties’ desire to avoid potential disputes as to the relative value of the various intellectual property rights embodied in the Licensed Patents and Field Technologies. For example, the Royalty Rates are intended to be a blended royalty rate that reflects the combined value of the applicable intellectual property licensed hereunder, and that the Parties have agreed to apply such single blended royalty rate because such method of calculating royalties is more convenient for the parties than applying one royalty rate to the licenses granted hereunder for patents and a separate royalty rate to the licenses granted hereunder for other intellectual property.

3.2.            Sublicense Fees. The Paying Party shall, in addition, pay to the Payee Party [***] of any and all Sublicensing Revenues obtained by the Paying Party and its Affiliates (such amounts, “Sublicensing Fees”).

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3.3.            Payment Terms.

(a)                The Party with the payment obligation (the “Paying Party”) shall deliver to the other Party (the “Payee Party”) a semi-annual report on January 31 and July 31 of each year during the Term that is of sufficient detail to allow the Payee Party to confirm the amounts due to the Payee Party hereunder in the preceding six (6) month period that commenced January 1 (for the July 31 report) and July 1 (for the January 31 report) (each a “Six Month Period”). All amounts payable pursuant to this Agreement shall be due within sixty (60) days following the end of the applicable Six Month Period.

(b)               The Paying Party will be liable for interest on overdue amounts, commencing on the date such amounts become due and ending upon payment of such amounts, at an annual rate of [***] higher than the prime interest rate as quoted in the Wall Street Journal on the date amounts become due or, if not published that day, the immediately preceding business day during such period, or the maximum legal rate, whichever is less. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of the Payee Party related to such late payment. Each Party will pay any fees due under this Agreement in U.S. dollars by check or wire transfer of immediately available funds to such bank account as may be specified, in writing, by the other Party from time-to-time. The rate of exchange to be used in converting foreign funds to United States Dollars shall be the actual rate at which the Paying Party, on the relevant date, purchases United States Dollars with such foreign funds.

3.4.            Records & Audits. The Paying Party shall keep complete, true and accurate records for the purpose of showing the derivation of all amounts payable to the Payee Party under this Agreement, and shall maintain such records for the longer of five (5) years and the period of time required by applicable law. Solely as necessary to confirm the accuracy of the amounts due under this Agreement, upon reasonable advance notice to the Paying Party, the Payee Party will make its relevant books and records available for inspection by an internationally recognized third-party auditor (“Auditor”) no more than twice each year during normal business hours. Any inspection or such audit shall be at the expense of the Payee Party, unless the inspection or audit properly reveals that, with respect to the period under audit, less than 95% of the amounts due to the Payee Party hereunder were reported by the Paying Party to be due, in which event the Paying Party shall pay or reimburse the Payee Party for the reasonable expenses of such inspection or audit (but not in excess of the amount of the deficiency reporting so revealed), in addition to the Payee Party’s other remedies for any underpayment. The records provided or accessed hereunder will be the Paying Party’s Proprietary Information.

4.                  Cooperation & Coordination.

4.1.            Principal Contacts & Meetings. Each Party will appoint an individual employed by it to serve as its “Principal Contact” for purposes of this Agreement. EB’s initial Principal Contact is Russ Angold, CTO 1414 Harbour Way South, Suite 1201, Richmond, CA 94804 Tel: [***]; fax: [***]; email: [***]  with copy to CFO, same address and fax#, and LM’s initial Principal Contact is Adam Miller; email: [***] with copies to Allen Vaughn; e-mail: [***]; 5600 Sand Lake Road, Orlando, FL 32819. Either Party may from time to time replace its Principal Contact with a different employee, but unless required due to events beyond its control, neither Party will replace its Principal Contact without at least fifteen (15) days’ prior notice to the other Party. The Principal Contacts of each Party, and other appropriate team members, will meet at least once every six (6) months to discuss the Parties’ respective products and commercial pursuits within the Government Field, and to coordinate efforts as mutually agreed.

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4.2.            Technical, Development, & Marketing Services. The Parties anticipate that EB would provide, at the expense of LM, certain technical, development, and marketing support services to LM. Each Party agrees to negotiate in good faith in an effort to achieve mutually agreeable terms under which EB would provide such services to LM.

5.                  Term and Termination.

5.1.            Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue unless terminated as provided herein.

5.2.            Termination for Cause. If either Party materially breaches its obligations to make any payment hereunder, the other Party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the Party who committed the breach thirty (30) days’ prior written notice, unless the notified Party shall have cured the breach within such 30-day period. If either Party materially breaches any other terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other Party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the Party who committed the breach ninety (90) days’ prior written notice, unless the notified Party shall have cured the breach within such 90-day period.

5.3.            Validity Challenges. If a Party or any of its Affiliates (directly or indirectly, individually or in association with any other person or entity) (“Challenging Party”) brings an action or asserts a claim in any forum or administrative body that challenges the validity or enforceability of any claim of the other Party’s Licensed Patents (“Challenged Party”), the Challenged Party may by written notice to the Challenging Party remove such claim from the license granted to the Challenging Party under Section 2 unless the Challenging Party withdraws such challenge within thirty (30) days after receipt of a written request from the Challenged Party that it do so.

5.4.            Survival. Obligations regarding payment obligations that accrue as of the date of termination, and the provisions of Sections 3.4, 5.4, 6, 7, 9, 10, 11, and 12 hereof shall survive any termination of this Agreement or of the Term. Upon termination of this Agreement for any reason, each Party (“Licensee Party”) agrees that it will assign to the other Party (“Licensing Party”) all sublicense agreements entered into by Licensee Party and its Sublicensees with respect to the Licensed Patents and Field Technology of the Licensing Party and Licensing Party agrees to assume such assigned sublicenses, as long as the Sublicensees are not in default. If a Sublicensee is in default then Licensing Party in its sole discretion may assume the defaulting Sublicensee's sublicense. Licensing Party will not be bound by duties or obligations contained in sublicenses that are not contained in this agreement, nor will Licensor be bound by duties extending beyond this Agreement. Each Party will reserve appropriate rights in Sublicense Agreements as necessary to comply with the terms of this provision.

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6.                  Intellectual Property

6.1.            Ownership.

(a)                EB Licensed Patents and EB Field Technology, and all intellectual property rights therein, are and will remain, as between EB and LM, the exclusive property of EB, and, except as set forth in this Agreement, LM will acquire no right, title or interest in or to the EB Licensed Patents or EB Field Technology or intellectual property rights therein by reason of this Agreement and the transactions contemplated hereby.

(b)               LM Licensed Patents and LM Field Technology, and all intellectual property rights therein, are and will remain, as between LM and EB, the exclusive property of LM, and, except as set forth in this Agreement, EB will acquire no right, title or interest in or to the LM Licensed Patents or LM Field Technology or intellectual property rights therein by reason of this Agreement and the transactions contemplated hereby.

6.2.            Patent Prosecution and Maintenance.

(a)                EB will control, at EB’s sole discretion and expense, the preparation, filing, prosecution and maintenance of any and all EB Licensed Patents and/or applications for any EB Licensed Patents.

(b)               LM will control, at LM’s discretion and expense, the preparation, filing, prosecution and maintenance of any and all LM Licensed Patents and/or applications for any LM Licensed Patents.

(c)                Each of EB and LM shall, as a licensee hereunder, comply with all United States and foreign laws with respect to patent marking of articles covered by patents licensed hereunder to such licensee.

6.3.            Enforcement. Each Party shall have the right, at its own expense and discretion, to institute any action or suit against third parties for infringement of the Licensed Patents Controlled by such Party. Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of the Licensed Patents Controlled by such Party or to defend any action or suit brought by a third party which challenges or concerns the validity of any of such Licensed Patents. Neither Party shall have any right to institute any action or suit against third parties for infringement of any of the Licensed Patents Controlled by the other Party.

6.4.            Assignment of Patents. Either Party or its Affiliates may assign or grant any right under any of the Licensed Patents they Control, provided that such assignment or grant is made subject to the licenses granted in this Agreement, and any exclusive licensee, or assignee shall agree in writing that its rights are subject to the preexisting licenses granted in this Agreement.

7.                  Proprietary Information.

7.1.            In the course of performing the transactions contemplated by this Agreement, a Party may disclose, or may have disclosed, to the other Proprietary Information belonging to or Controlled by the disclosing Party (“Proprietary Information”) which includes but is not limited to any such information that is such Party’s Field Technology. The terms, but not the existence, of this Agreement are the Proprietary Information of both Parties. The receiving Party will maintain in confidence the Proprietary Information and will not use it for any purpose except as authorized hereunder, and shall safeguard such information against disclosure to third parties, including without limitation employees and persons working or consulting for such Party that do not have an established, current need to know such information for purposes authorized under this Agreement. This obligation of confidentiality does not apply to or restrict use or disclosure by the receiving Party of technology, information or material that meet one or more of the following criteria:

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(a)                they were properly in the possession of the receiving Party, without any restriction on use or disclosure, prior to receipt from the other Party;

(b)               they are at the time of disclosure hereunder in the public domain by public use, publication or general knowledge;

(c)                they become general or public knowledge through no fault of the receiving Party following disclosure hereunder;

(d)               they are properly obtained, without restriction, by the receiving Party from a third party not under a corresponding confidentiality obligation; or

(e)                they are independently developed by or on behalf of the receiving Party without the assistance of the Proprietary Information of the other Party.

7.2.            Unless one of the exceptions in Section 7.1 applies, the EB Field Technology is the Proprietary Information of EB, and the LM Field Technology is the Proprietary Information of LM.

7.3.            If a Party is required by judicial or administrative process to disclose the Proprietary Information of the other Party hereto, it shall promptly inform such other Party of the anticipated disclosure in order to provide it an opportunity to challenge or limit the disclosure obligations. Proprietary Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Agreement, and, in disclosing the other Party’s Proprietary Information pursuant to law or court order, each Party shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Proprietary Information.

7.4.            Notwithstanding the foregoing provisions, each of EB and LM shall be permitted to disclose: any Proprietary Information of the other Party to Sublicensees and other persons performing development that are under contractual obligations that include confidentiality and non-use restrictions that are at least as protective as those in this Agreement; provided that each Party will be liable hereunder for conduct of Sublicensees and development partners that breaches or otherwise conflicts with the terms of this Agreement.

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8.                  Representations and Warranties.

Each Party (as the “First Party”) represents and warrants to the other Party (as the “Second Party”) that:

8.1.            the First Party has the full right and authority to grant the rights and licenses granted to the Second Party herein;

8.2.            the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which the First Party is a party or by which it may be bound

8.3.            the First Party has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement and to exploit any license granted to it hereunder, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations.

9.                  Indemnities.

9.1.            LM agrees to indemnify and hold harmless EB and its Affiliates, Sublicensees and channel partners and their respective agents, directors, officers and employees and their respective successors and assigns (the “EB Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by an EB Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a third party based on (a) the development, use, manufacture, distribution or sale of any product, process or service by LM or any of its Affiliates, Sublicensees, or channel partners under or pursuant to the licenses granted by EB under this Agreement, including, but not limited to, any claims made against EB by third parties or a LM Affiliate alleging injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession or use any such product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, or (b) any breach of any representation, warranty or covenant of LM in this Agreement. This indemnification shall not apply to the extent that any Losses are due to the negligence of an EB Indemnitee,r a material breach of any of EB’s representations, warranties, covenants and/or obligations under this Agreement, or with respect to third party intellectual property rights, infringement or misappropriation arising solely from unmodified use of EB Field Technology or EB Licensed Software that is in accordance with this Agreement. LM shall indemnify EB for any claim, suit, demand, investigation or proceeding brought by a third party against the EB Indemnitees for infringement of any third party intellectual property, of which LM has knowledge, by the LM Developments sold by the EB Indemnitees; provided that LM will have no such indemnification obligations for claims resulting from: (i) modifications of the LM Developments other than by LM, if such a claim would have been avoided but for such modification; (ii) combination of the LM Developments with designs, circuits, products, processes, materials, or data not provided by LM, if such a claim would have been avoided but for such combination; (iii) use of LM Developments that is in breach of this Agreement; or (iv) EB's failure to use replacement technology provided by LM to avoid such claim.

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9.2.            EB agrees to indemnify and hold harmless LM and its Affiliates, Sublicensees and channel partners, and their respective agents, directors, officers and employees and their respective successors and assigns (the “LM Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by a LM Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a third party or an EB Affiliate based on (a) the development, use, manufacture, distribution or sale of any product, process or service by EB or any of its Affiliates, Sublicensees or channel partners under or pursuant to the licenses granted by LM under this Agreement, including, but not limited to, any claims made against LM by third parties or an EB Affiliate alleging injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession or use of any such product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, (b) any breach of any representation, warranty or covenant of EB in this Agreement. This indemnification shall not apply to the extent that any Losses are due to the negligence of a LM Indemnitee, a material breach of any of LM’s representations, warranties, covenants and/or obligations under this Agreement, or with respect to third party intellectual property rights, infringement or misappropriation arising solely from unmodified use of LM Field Technology that is in accordance with this Agreement. EB shall indemnify LM for any claim, suit, demand, investigation or proceeding brought by a third party or an EB Affiliate against the LM Indemnitees for infringement of any third party intellectual property, of which EB has knowledge, by EB Field Technology or EB Licensed Software sold by the LM Indemnitees; provided that EB will have no such indemnification obligations for claims resulting from: (i) modifications of the EB Field Technology or EB Licensed Software other than by EB, if such a claim would have been avoided but for such modification; (ii) combination of the EB Field Technology or EB Licensed Software with designs, circuits, products, processes, materials, or data not provided by EB, if such a claim would have been avoided but for such combination; (iii) use of EB Field Technology or EB Licensed Software that is in breach of this Agreement; or (iv) LM's failure to use replacement technology provided by EB to avoid such claim.

9.3.            The obligation to indemnify pursuant to this Section 9 shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee, at the expense of the indemnitor, in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (a) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (b) representation of two parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity obligations hereunder.

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10.              Disclaimer and Limits of Liability.

10.1.        THE WARRANTIES AND INDEMNITIES STATED IN SECTIONS 8 AND 9 ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.2.        LIMITATION OF LIABILITY. LIMITATION OF LIABILITY. EXCEPT FOR BREACHES OF [***], IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, (INCLUDING LOSS OF ECONOMIC ADVANTAGE, BUSINESS, PROFITS, DATA OR INACCURACY OF DATA), IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY (WHETHER IN CONTRACT OR IN TORT, INCLUDING STRICT TORT LIABILITY, OR BASED ON A WARRANTY) UNDER WHICH THE LIABILITY MAY BE ASSERTED. [***].

11.              Dispute Resolution.

11.1.        The parties intend that, to the extent practicable, they shall resolve disputes hereunder cooperatively through discussions among the Principal Contacts and by mutual consent of the parties. In situations in which that does not occur, disputes or differences arising out of or in connection with this Agreement shall initially be referred for review by the parties’ respective Senior Managements (as defined below). Such Senior Managements shall discuss the proposed dispute or difference, and shall meet with respect thereto if either of them believes a meeting or meetings are likely to be useful. If the Senior Managements do not resolve the dispute or difference within thirty (30) days (or such lesser or longer period as they may agree is a useful period for their discussions), then either Party may pursue its other available remedies, consistent with this Agreement. As used herein, EB’s “Senior Management” means its then-current CEO, CFO, and COO, and LM’s “Senior Management” means its then-current Line of Business Senior Management.

11.2.        If the Senior Managements are not able to resolve such dispute referred to them under Section 11.1 within such thirty (30) day period, then subject to Section 11.3, such dispute shall be resolved by final and binding arbitration as follows: The parties shall select a mutually agreeable arbitrator who has significant relevant experience in the subject matter of the disputed issue and no affiliation or pre-existing relationship with either Party. If the parties cannot agree on an arbitrator within thirty (30) days after the end of the thirty (30) day period referred in Section 11.1, either Party may request the American Arbitration Association (“AAA”) in New York, NY to appoint an arbitrator on behalf of the parties in accordance with the commercial arbitration rules of AAA. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator’s fees and expenses shall be shared equally by the parties or unless the arbitrator in the award assesses such fees and expenses against one of the Parties or allocates such fees and expenses other than equally between the parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 11.

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11.3.        Notwithstanding Sections 11.1 and 11.2: (a) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose; and (b) either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

12.              Miscellaneous.

12.1.        Neither Party may assign or transfer this Agreement without the other Party’s prior written consent except that each Party may, without the other Party’s consent, assign this Agreement to a successor in interest as a result of a merger or other acquisition transaction involving the assigning Party, or a sale of all or substantially all of the assets of the assigning Party relating to the subject matter of this Agreement. Any attempted assignment by a Party in violation of this Section will be null and void. Except as above limited, this Agreement is binding upon and will inure to the benefit of each of the parties, its successors and permitted assigns. All sublicenses granted by a Party must be assigned with any permitted assignment of this Agreement.

12.2.        This Agreement incorporates the Exhibits referenced herein. This Agreement, the Commercial License Agreement, and the Strategic Cooperative Agreement constitute the entire agreement and supersede all prior agreements and understandings (including but not limited to the Prior License Agreement), both written and oral, between the parties hereto with respect to its subject matter. Notwithstanding the foregoing, this Agreement hereby amends the Strategic Cooperation Agreement to delete paragraphs 1 and 2 of Section B of the Strategic Cooperation Agreement.

12.3.        All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by confirmed facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address of which either Party may inform the other in writing in accordance with this Section 12.3. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or seven days after mailing as described herein.

12.4.        This Agreement may be amended, modified or waived only in a writing signed by the Parties.

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12.5.        If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the Parties’ fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

12.6.        Nothing herein contained shall constitute this a joint venture agreement and, except as expressly set forth herein, nothing herein shall constitute any Party as a partner, principal or agent of any other, this being an Agreement between independent contracting entities. Except as expressly set forth herein, no Party shall have the authority to bind any other in any respect whatsoever to third parties.

12.7.        Neither Party shall, without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed in any case), publicize, issue press releases or make any public announcements in relation to this Agreement in a manner which does not conform with such rules as may from time to time be agreed between the Parties. If a Party desires to issue a press release, that Party shall provide a copy of the proposed press release to the other Party and obtain the other Party’s written consent prior to the actual release. Other than as required by using the Products, neither Party shall directly or indirectly use in commerce the other Party’s company name, logo, trademark, service mark or brand name, or the name of any manger, officer or employee thereof, without the other Party’s prior written consent.

12.8.        This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such term’s having been drafted by any Party or its counsel.

12.9.        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America, State of New York, without regard to any conflict of laws rules to the contrary.

12.10.    Any use of the EB Licensed Software by the U.S. Government is conditioned upon the Government agreeing that the EB Licensed Software is to be “commercial items” and “commercial computer software” and “commercial computer software documentation,” developed exclusively at private expense subject to Restricted Rights as provided under the provisions set forth in subdivision (c)(1)(ii) of Clause 252.227 7013 of the Defense Federal Acquisition Regulations Supplement, or the similar acquisition regulations of other applicable U.S. Government organizations. Consistent with DFAR section 227.7202 and FAR section 12.212, any use modification, reproduction, release, performance, display, or disclosure of such commercial software or commercial software documentation by the U.S. Government will be governed solely by the terms of this Agreement or applicable EULA and will be prohibited except to the extent expressly permitted by the terms of this Agreement or applicable EULA.

12.11.    Each Party warrants, with respect to its Licensed Products, that it will comply fully with all applicable export and re-export control laws and regulations, including the Export Administration Regulations maintained by the United States Department of Commerce.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto executed and acknowledged this Agreement as of the date first written above. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.

Ekso Bionics, Inc.		Lockheed Martin Corporation

By:	/s/ Russ Angold	By:	/s/ Linda L. Gartley

Name:	Russ Angold	Name:	Linda L. Gartley

Title:	CTO	Title:	Contracts Chief

Date:	July 1, 2013	Date:	1 July 2013

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Exhibit A – Royalty Rates & Sublicense Revenue

The “Royalty Rate” applicable to sales or other dispositions of Licensed Product shall be the base royalty rate set forth in the table below, as adjusted pursuant to any applicable provisions of the section below titled “Adjustments to Royalties and Royalty Rates.”

Base Royalty Rates:

End-Customer	Royalty Rate	Royalty Floor
United States Government	[***]%	[***]%
Foreign Military	[***]%
Foreign Governments	[***]%	[***]%
Foreign Direct Sales	[***]%

Adjustments to Royalty Rates:

a.	The Royalty Rate applicable to sales and other dispositions of Licensed Product by a Party, its Affiliates and Sublicensees (collectively, the “Selling Parties”) shall be subject to reduction as follows:

                                                              i.      [***].

                                                            ii.      [***].

b.	However, notwithstanding paragraph (a) above, the Royalty Rate applicable to a Party shall never be reduced to a rate lower than the Royalty Floor set forth in the above table in this Exhibit A.
c.	By way of example of the foregoing, [***].

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Exhibit B – Minimum Annual Royalties

1.	LM agrees that, for each calendar year during the Term [***].

[*** Pages 19-20 have been redacted ***]

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Exhibit C - The Sales & Marketing Commitment

LM agrees, for each calendar year during the Term [***], LM must meet the following Sales & Marketing Commitments:

[***]

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